August ____, 1998

FCNB Corp
FCNB Bank
7200 FCNB Court
Frederick, Maryland 21703

Capital Bank, N. A.
One Church Street
Rockville, Maryland 20850

         Re:  Merger of Capital Bank, N.A. with and into FCNB Bank

Gentlemen:

     You have requested my opinion as to the United States Federal income tax consequences of the merger (the "Merger") of Capital Bank, N. A., a national banking association ("Capital") with and into FCNB Bank, a Maryland chartered commercial bank ("FCNB") and the wholly owned subsidiary of FCNB Corp (the "Company").

     This opinion is based upon (i) the Agreement and Plan of Reorganization and Merger, dated June 23, 1998 (the "Merger Agreement"); (ii) the Registration Statement on form S-4 to be filed with the Securities and Exchange Commission with respect to the Merger; (iii) the Application to the Board of Governors of the Federal Reserve System and the Application to the Commissioner of Financial Regulation of Maryland; and (iv) the letter signed by an officer of Capital and the letter signed by an officer of FCNB and the Company (collectively referred to as the "Representation Letters").

     Based upon (i) the foregoing materials, (ii) present statutes, existing regulations and judicial decisions now outstanding, which are subject to change either prospectively or retroactively, and (iii) the accuracy of the representations set forth in the Representation Letters and the Merger Agreement, it is my opinion, assuming the conditions enumerated below under the caption entitled "Conditions" are fulfilled, that:

     1. The Merger, if carried out in accordance with the terms of the Merger Agreement, will constitute a reorganization within the meaning of
          Section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

     2. No gain or loss will be recognized by Capital upon consummation of the Merger (Code Sections 361 and 357(a));

     3. The federal income tax basis of the assets of Capital in the hands of FCNB will be the same as the tax basis of such assets in the hands of Capital immediately prior to the effective time of the Merger (Code
          Section 362(b));

     4. The holding period of the assets of Capital transferred to FCNB will include the period during which such assets were held by Capital prior to the effective time of the Merger (Code Section 1223(2));

     5. No gain or loss will be recognized by FCNB upon the receipt of the assets of Capital in exchange for Company common stock, cash and the assumption of Capital's liabilities (Rev. Rul. 57-278, 1957-1 C.B.
          124));

     6. No gain or loss will be recognized by the shareholders of Capital on the receipt by them of shares of Company common stock, $1 par value, pursuant to the Merger (Code Section 354(a)(1));

     7. The federal income tax basis of the shares of Company common stock received by a shareholder of Capital will be the same as the basis of the Capital stock surrendered in exchange therefor (Code Section 358(a)(1));

     8. The holding period of the Company common stock received by a shareholder of Capital will be the same as the holding period of the Capital stock surrendered in exchange therefor, assuming that the surrendered Capital stock was a capital asset in the hands of the exchanging shareholder (Code Section 1223(1));

FCNB Corp
FCNB Bank
Capital Bank, N.A.
Page 2


     9. Cash received in exchange for Capital common stock by shareholders of Capital who exercise their dissenter's rights will be treated as received by such shareholders as distributions in redemption of such shares subject to the limitations and conditions of Section 302 of the Code.

     10. Cash received by shareholders of Capital in lieu of fractional shares of Company common stock will be treated as received by such shareholders as distributions in redemption of the fractional share interests and will be treated as distributions in full payment in exchange for the fractional shares redeemed, subject to the provisions and limitations of Section 302 of the Code;

     11. No gain or loss will be recognized by holders of outstanding options to purchase Capital common stock that were granted under Capital option plans solely as a result of the assumption by the Company of such options. (Code Section 424(a)).

CONDITIONS
----------

     In connection with your request that I render the above opinions, FCNB, the Company and Capital have made representations in the Representation Letters and in the Merger Agreement with respect to the existence of certain facts. These constitute material representations relied upon by me as a basis for my opinion, and my opinion is conditioned upon both the initial accuracy and the continuing fulfillment of such representations. Specifically, the following representations have been made which I assume to be true and correct:

     1. The Merger will be consummated in compliance with the material terms of the Merger Agreement, and none of the material terms and conditions of such Merger Agreement have been waived or modified and FCNB, the Company and Capital have no plan or intention to waive or modify any material term or condition.

     2. Management of FCNB, the Company and Capital know of no plan or intention on the part of the Capital shareholders to sell or otherwise dispose of an amount of shares of Company common stock to be received in the proposed transaction which will reduce their holdings in Company common stock to a number of shares having, in the aggregate, a value at the time of the Merger of less than fifty percent (50%) of the total value of all the formerly outstanding stock of Capital as of the same date. For the purposes of this representation, shares of Capital stock held by shareholders who dissent from the Merger will be considered to be outstanding stock of Capital as of the same date. In addition, shares of Capital sold, redeemed, or otherwise disposed of prior or subsequent to or as part of the Merger will be considered to be outstanding stock of Capital as of the same date.

     3. Prior to the Merger, the Company will be in control of FCNB within the meaning of Section 368(c) of the Code.

     4. Following the Merger, FCNB will not issue additional shares of its stock that would result in the Company losing control, within the meaning of Section 368(c) of the Code, of FCNB.

     5. Company has no plan or intention to liquidate FCNB; to merge FCNB with and into another corporation; to sell or otherwise dispose of the stock of FCNB; or to cause FCNB to sell or otherwise dispose of the assets of Capital acquired in the Merger, except for dispositions made in the ordinary course of business or made to a subsidiary of FCNB.

     6.   No stock of FCNB will be issued in the Merger.

     7. FCNB will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Capital prior to the Merger. For purposes of this representation, amounts paid by Capital to dissenters, amounts paid by Capital to shareholders who receive cash or other property, assets of Capital used to pay its Merger expenses, and all redemptions and distributions (except for regular, normal dividends) made by Capital immediately preceding the Merger, will be included as assets of Capital held immediately prior to the Merger.

     8. Following the Merger, FCNB will continue the business of Capital in a substantially unchanged manner or use a significant portion of Capital's business assets in a business.

     9. The Company has no plan or intention to redeem or otherwise reacquire any of its stock issued in the Merger.

     10. The fair market value of the Company common stock, $1 par value, to be received by each of the Capital

FCNB Corp
FCNB Bank
Capital Bank, N.A.
Page 3


          shareholders has been determined by Capital, FCNB and the Company to be approximately equal to the fair market value of the Capital common stock to be exchanged therefore.

     11. The Company, Capital and the shareholders of Capital will pay their own expenses in connection with the proposed transaction.

     12. There is no intercorporate indebtedness existing between FCNB, the Company or Capital which was issued, acquired or will be settled at a discount.

     13. Other than Company common stock issued with respect to certain options held by directors, officers or other employees, none of the Company common stock, $1 par value, to be issued in the Merger will be issued for services.

     14. Neither the Company, FCNB nor Capital is an "Investment Company" as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986.

     15. The total fair market value of the Capital assets to be transferred to FCNB will equal or exceed the sum of the liabilities assumed by FCNB plus the amount of liabilities to which the transferred assets are subject.

     16. The liabilities of Capital to be assumed by FCNB and the amount of liabilities to which the transferred assets are subject were incurred by Capital in the ordinary course of its business.

     17. Capital is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986.

     18. The payment of cash in lieu of fractional shares of Company common stock is solely for the purpose of avoiding the expense and inconvenience to the Company of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Capital shareholders instead of issuing fractional shares of Company common stock will not exceed one percent of the total consideration that will be issued in the transaction to the Capital shareholders in exchange for their shares of Capital stock. The fractional share interests of each Capital shareholder will be aggregated, and no Capital shareholder will receive cash in an amount equal to or greater than the value of one full share of Company common stock.

     19. No distribution has been or will be made with respect to the stock of Capital immediately preceding the proposed transaction, except for regular, normal distributions.

     20. Neither the Company nor FCNB owns, directly or indirectly, any stock of Capital, and neither has any intention of acquiring any stock of Capital prior to the proposed Merger.

     21. None of the compensation received by any shareholder-employees of Capital will be separate consideration for, or allocable to, any of their shares of Capital stock; none of the shares of the Company received by any shareholder-employees will be separate consideration for, or allocable to any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms length for similar services.

     22. With respect to the assumption by the Company of the rights and obligations of Capital under the Capital 1988 Incentive Stock Option Plan, the substituted rights relating to the Company shares will have the same terms and conditions as the rights relating to the Capital shares, and will not give any option holder additional benefits which he did not have prior to the assumption.

     23. The excess of the aggregate fair market value of the shares subject to the options immediately after the assumption by the Company over the aggregate option price of such shares will not be more than the excess of the aggregate fair market value of all shares subject to the options immediately before such assumption over the aggregate option price of such shares.

LIMITATIONS
-----------

     This opinion concerns only the effect of this transaction under the income tax laws of the United States. No opinion is expressed as to the effect under the tax, revenue or other laws of the State of Maryland or any other state or the District of Columbia.

FCNB Corp
FCNB Bank
Capital Bank, N.A.
Page 4

     I have not reviewed the specific tax or financial situation of any individual shareholder. Each individual shareholder should consult with his or her own tax advisor concerning the federal, state or local tax consequences of the Merger, in light of the shareholder's particular tax or financial situation. In particular, a shareholder who receives cash for his Capital stock should seek individualized tax advice.

     I have not been asked to and have not rendered an opinion on the tax consequences of the receipt of Company common stock by option holders whose options are canceled in exchange for Company shares. Such holders will be considered to have exercised their options. The tax consequences to the holders of such options will depend upon a number of factors which will vary from holder to holder. The tax consequences could include (and with respect to any options which are non-statutory options, will likely include) the recognition of personal service income. Personal service income is generally subject, in addition to Federal income taxation, taxation under the Federal Insurance Contributions Act (FICA), which includes both social security and Medicare taxes. Holders of Capital options who receive FCNB shares in cancellation of their options are urged to consult with their own tax advisors as to the tax consequences to them of the receipt of Company common stock.

     I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission, and I consent to necessary references to me in the Registration Statement.

                                                   Respectfully submitted,

                                                   Kevin P. Kennedy